Exhibit 99.65

DATE: 25 JUNE 2026

AMENDMENT AGREEMENT 2

Between

ATLAS INVESTISSEMENT

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

THIS AMENDMENT AGREEMENT IS MADE BY AND BETWEEN:

1.            Crédit Agricole Corporate and Investment Bank, a société anonyme, incorporated under the laws of France, having its registered office at 12 Place des Etats-Unis – CS 70052, 92547 Montrouge, registered with the Registre du Commerce et des Sociétés of Nanterre under the number 304 187 701 R.C.S. Nanterre, duly represented (“Party A”); and

2.	Atlas Investissement, a société par actions simplifiée, having its registered office at 16, rue de la Ville L’Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 070 188 R.C.S. Paris ("Party B", together with Party A the "Parties" and each a "Party");

WHEREAS:

(A)	This amendment agreement (the "Amendment Agreement 2") is entered into in connection with the FBF Master Agreement relating to Transactions on Forward Financial Instruments between the Parties dated 12 November 2025 (together with its Schedule, and as amended from time to time, the "Master Agreement"), the prepaid forwards and equity swaps relating to the Shares (as defined in the Master Agreement) of the Issuer (as defined in the Master Agreement) as evidenced by the Confirmations (as defined in the Master Agreement) each dated 12 November 2025 (as amended from time to time, the "Original Confirmations") governed by the Master Agreement, and the cash collateral agreement entered into in connection with the Master Agreement securing Party B’s obligations under any Transaction (as defined in the Master Agreement) (the "Cash Collateral Agreement").

(B)	The Parties entered into certain new Prepaid Forwards (as defined in the Master Agreement) and Equity Swaps (as defined in the Master Agreement) relating to the Shares and their related Confirmations (the "New Confirmations") on the date hereof, and an amendment agreement to the Pledge Agreement (as defined in the Master Agreement) (such amendment agreement, the "Pledge Amendment Agreement").

(C)	Capitalized terms used herein and not expressly defined in this Amendment Agreement 2 shall have the meaning ascribed to them in the Master Agreement (as amended pursuant to this Amendment Agreement 2) or the relevant Confirmations, as applicable.

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Early unwind of the relevant Original Transactions

Concurrently with the entry into of the new Transactions referred to in paragraph (B) above, the Parties agree to early unwind in whole all the Original Transactions (as defined in the Master Agreement) between them on the following terms:

(i)	an Early Unwind Event(i) is deemed to have occurred in respect of each of such Original Transactions, for which the relevant Number of Unwound Shares(i) shall be equal to the relevant outstanding Number of Shares(i);

(ii)	the Early Unwind Date(i) for each of such Original Transactions shall be the first (1st) Business Day following the date hereof;

(iii)	Party B shall pay to Party A, on the Early Unwind Date(i), the amounts set out in Appendix D; and

(iv)	upon full payment of such amounts, the Original Confirmations shall be terminated.

2.	Amendment to the Master Agreement and the Cash Collateral Agreement

Subject to the terms of Article 3 below, with effect from and including the date hereof:

(i)	the Master Agreement shall be amended such that the rights and obligations of each Party thereto are as set forth in the document (together with its Schedule and all annexes) attached hereto as Appendix B;

(ii)	the Cash Collateral Agreement shall be amended such that the rights and obligations of each Party thereto are as set forth in the document attached hereto as Appendix C; and

(iii)	any reference to the Master Agreement and the Cash Collateral Agreement in any Transaction Document shall be deemed to be a reference to the Master Agreement and the Cash Collateral Agreement, as amended pursuant to the foregoing, and any reference to the Agreement in the Transaction Documents shall be deemed to be a reference to the Master Agreement as amended pursuant to the foregoing, together with the Confirmations.

3.	Condition precedent

The entry into force of this Amendment Agreement 2 is subject to the satisfaction of the conditions listed in Part I of Appendix A (Conditions precedent), in each case in a form and substance satisfactory to Party A on the date hereof, provided that the amendment to Article 6.3.21(vi) of the Master Agreement, as set forth in Appendix B hereto, shall enter into force upon the signing of this Amendment Agreement 2 irrespective of whether the conditions listed in Part I of Appendix A (Conditions precedent) have been satisfied in full.

The occurrence of the Commencement Date(1) of the Prepaid Forward(1) and the Equity Swap(1) and the Commencement Date(2) of the Prepaid Forward(2) and the Equity Swap(2) (each as defined in the New Confirmations) is subject to the satisfaction of the conditions listed in Part II of Appendix A (Conditions precedent).

4.	Representations

Party B represents to Party A that on the date hereof:

(i)	it is acting for its own account, has full authority and capacity to enter into this Amendment Agreement 2, and this Amendment Agreement 2 has been duly authorised by all internal procedures or any other competent internal authority;

(ii)	the Guarantor has full authority and capacity to grant each Guarantee, and each Guarantee has been duly authorized by all internal procedures or any other competent internal authority;

(iii)	the entry into and performance by Party B of this Amendment Agreement 2 do not contravene any provision of any applicable laws, decrees, regulations or articles of incorporation (or other constitutive documents) applicable to Party B, nor any agreement Party B is a party to or binding upon Party B or any undertaking of Party B, and Party B is not a party to any agreement or undertaking which may adversely affect the rights of Party A under this Amendment Agreement 2, including Party A's rights to enforce the Pledge and/or the cash collateral pursuant to the terms of the Pledge Agreement and/or the Cash Collateral Agreement; and

(iv)	this Amendment Agreement 2 constitutes a set of rights and obligations which are enforceable against third parties and binding on it in accordance with all its terms.

Party B:

(a)	repeats the representations deemed to be repeated by it on the Amendment Date 2 (as defined in the Master Agreement) under Article 6.1 of the Master Agreement pursuant to the terms thereof;

(b)	reiterates its acknowledgments in Articles 6.4 to 6.7 of the Master Agreement;

(c)	represents that no representation mentioned in paragraph (a) above was inaccurate at the time it was made or repeated; and

(d)	confirms the undertakings made by it under the Transaction Documents.

5.	No other amendments

All other terms of the Transaction Documents and any other related documents remain unchanged and in full force and effect, unless otherwise specified by the Parties.

This Amendment Agreement 2 does not constitute in any way a novation of the Transaction Documents or any other related document.

6.             Fees

Party B shall pay to Party A's and the Other Banks' counsels the legal fees incurred by them in connection with the drafting, negotiation and execution of this Amendment Agreement 2, any other Transaction Document, any Other Transaction Documents, any Guarantee, any Other Guarantee and any other related documents, within thirty (30) calendar days following the request from such legal counsel.

7.	Miscellaneous

(i)	This Amendment Agreement 2 constitutes a Transaction Document.

(ii)	This Amendment Agreement 2 is governed by French law. Any dispute relating to, without limitation, its validity, interpretation or performance shall be subject to the jurisdiction of the Commercial Court (Tribunal des activités économiques) of Paris (International Chamber).

8.	Electronic signature

In accordance with articles 1366 and 1367 of the French civil code, this Amendment Agreement 2 may be signed electronically by each of the authorized representatives of the Parties. The Parties acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Amendment Agreement 2 by such signatories. Each Party acknowledges that it has received all the information required for the electronic signature of this Amendment Agreement 2 and that it has signed this Amendment Agreement 2 electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system or its intention to enter into this Amendment Agreement 2. Furthermore, in accordance with the provisions of article 1375 of the French civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Amendment Agreement 2. The delivery of an electronic copy of this Amendment Agreement 2 directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Amendment Agreement 2.

Done on 25 June 2026.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Grégoire Gros	/s/ Nicolas Granger
Name:Grégoire Gros	Name: Nicolas Granger
Title: Authorised signatory	Title: Authorised signatory

ATLAS INVESTISSEMENT

/s/ Xavier Rioult de Neuville
Name: Xavier Rioult de Neuville
Title: Directeur Général

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